Exhibit 99

DOMINION RESOURCES, INC.

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2015
(millions, except per share amounts)

Operating Revenue	$12,070

Operating Expenses	8,534

Income from operations	3,536

Other income	211

Interest and related charges	1,172

Income before income tax expense including noncontrolling interests	2,575

Income tax expense	769

Net income including noncontrolling interests	1,806

Noncontrolling interests	20

Net income attributable to Dominion	$1,786

Earnings Per Common Share – Basic
Income from continuing operations	$3.06
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$3.03

Earnings Per Common Share – Diluted
Income from continuing operations	$3.06
Noncontrolling interests	(0.03)

Net income attributable to Dominion	$3.03

VIRGINIA ELECTRIC AND POWER COMPANY

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2015
(millions)

Operating Revenue	$7,822

Operating Expenses	5,762

Income from operations	2,060

Other income	81

Interest and related charges	432

Income before income tax expense	1,709

Income tax expense	658

Net Income	1,051

Preferred dividends	3

Balance available for common stock	$1,048

DOMINION GAS HOLDINGS, LLC

CONDENSED CONSOLIDATED EARNINGS STATEMENT

(Unaudited)

Twelve Months Ended September 30, 2015
(millions)

Operating Revenue	$1,801

Operating Expenses	919

Income from operations	882

Other income	22

Interest and related charges	62

Income before income tax expense	842

Income tax expense	337

Net Income	$505